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Exhibit 10.19

Reciprocal International Carrier Service Agreement

        This Reciprocal International Carrier Service Agreement (the "Agreement") is entered into April 15, 2004 ("the Effective Date"), between: KDDI America, Inc., a corporation organized under the laws of the state of New York, with offices located at 375 Park Avenue, 7th Floor, New York, New York 10152 ("KDDI-A"), and Vistula USA, Inc., a corporation organized under the laws of Delaware, with offices at 1925 Manor Grove Rd., Annapolis, Maryland 21401 ("Customer"). (KDDI-A and Customer also being referred to herein individually as a "Party" and collectively as the "Parties").

        WHEREAS, KDDI-A and Customer are providers of international telecommunications services; and

        WHEREAS, Customer desires to purchase certain telecommunications services provided by KDDI-A and KDDI-A desires to purchase certain telecommunications services provided by Customer, all as more fully described below, and as per the terms and conditions set forth in this Agreement;

        NOW THEREFORE, the Parties, in consideration of the mutual covenants and agreements hereinafter set forth, agree as follows:

1.     DESCRIPTION OF SERVICES

        KDDI-A, either directly or through its affiliates or underlying carriers, shall provide international telecommunications carrier services and facilities to Customer to route Customer's Telecommunication traffic to and from various destinations worldwide as more explicitly described in Annex 1, Part 1 attached hereto (the "KDDI-A Services") and in Annex 2, Part 1 attached hereto (the "KDDI-A Rates Per Destinations"). Customer shall provide international telecommunications carrier services and facilities to KDDI-A to route KDDI-A's telecommunication traffic to and from various destinations worldwide as more explicitly described in Annex 1, Part 2, attached hereto (the "Customer Services") and in Annex 2, Part 2 attached hereto (the "Customer Rates Per Destinations") (KDDI-A Services and Customer Services being jointly referred to herein as the "Services"). The Services provided under this Agreement may be revised upon terms and conditions mutually agreeable to the Parties by amending Annex 1 of the Agreement. The Rates Per Destinations and destination codes (the "Codes") provided by either Party may be revised from time to time in accordance with the commercial needs of such Party, upon seven (7) days prior written notice for all increases and Codes changes. All other rates changes, whether new and/or decreases shall begin immediately upon receipt by either party and shall be reflected in an amended Annex 2 of the agreement. Completed Fax transmission receipt of above stated rate changes received by either party will constitute sufficient notification.

        The furnishing of Service is subject to the availability thereof, on a continuing basis, and is limited to the capacity of the Party to provide the Service as well as the capacity, which the Parties may obtain from other carriers to furnish Service from time to time. Nothing in this Agreement shall be construed to obligate either Party to submit, or accept, orders for Services.

2.     TERM

        The term of this Agreement and any Customer orders hereunder shall be on a month to month basis. This Agreement shall automatically renew for successive monthly terms, and will remain in effect unless terminated by either Party, in writing, by giving five (5) days notice to the other Party, or as otherwise provided for hereinafter.

3.     MINIMUM VOLUME COMMITMENT

        (Intentionally deleted)

4.     OPERATIONAL AND COMMERCIAL MATTERS

        4.1   The Parties intend that provision of Services under this Agreement shall commence as soon as practicable. Each Party agrees to promptly undertake provisioning and testing of facilities necessary for its respective Services, and to use commercially reasonable efforts to provide Services immediately upon completion of testing. Each Party agrees to promptly notify the other Party at such time as facilities testing are completed, and at such time as it is prepared to provision Services. The date upon which both Parties commence provision of Services shall be the "Commencement Date" as used in this Agreement.

        4.2   The point of interconnection with the Customer for the provision of KDDI-A Services and the delivery of Customer Services by Customer shall be KDDI-A's facilities in 33 Whitehall Street, New York, New York, and/or 626 Wilshire Blvd., Los Angeles, CA, and/or 624 South Grand Avenue, Meet me Room, Los Angeles, CA., (the "Interconnection Location"). The provision of the Services will be in compliance with KDDI-A's network interface procedures. Each Party shall be responsible for procurement, at its own expense, of the necessary facilities, equipment and switching required to bring and accept traffic into the Interconnection Location.

        4.3   The Parties shall coordinate the management of their respective system facilities, with each Party being responsible for providing and operating, at its own expense, its respective network facilities. At the Parties own expense and responsibility, the Parties also shall interface on a 24 hours a day, 7 days a week basis to assist each other with the isolation and repair of any facility faults in their respective networks, and with the identification, investigation and mitigation of real time traffic flow problems to/from any Destinations.

        4.4   The Parties shall exchange prompt and accurate traffic forecasting information in order to allow for the efficient provisioning of the Services. Such forecasts shall be provided by each Party prior to the Commencement Date and thereafter as may be reasonably requested by the other Party. Such forecasts will be in a form satisfactory to the requesting Party and shall specify the following information, but not limited to: traffic volumes, daily and seasonal profiles, peak periods for each Destination, answer seizures ratios (ASR), and PDD (Post Dial Delays). The Parties understand that the forecasts are non-binding. However, neither Party shall be under any obligation to provide the Services if the actual volume or profile of traffic exceeds to a material extent or is materially different from that specified in the Forecast provided by the other Party in respect of the relevant Forecasted period.

        4.5   Each Party, may if needed, appoint the other as its agent for purposes of establishing related services, i.e. local loops, with domestic and international underlying carriers, but only in writing and as it may be required in connection with this Agreement.

        4.6   Each Party reserves the right to immediately cancel and/or temporarily suspend any or all of its respective Services if the other engages in activities which, in the reasonable opinion of the providing Party, may cause disruption or damage to its network or facilities. Each Party shall use commercially reasonable efforts to provide the other with advance notice of such suspension and/or cancellation and in any case shall endeavor to provide written confirmation of such suspension and or cancellation within a commercially reasonable time thereafter.

5.     PRICING AND INVOICING

        5.1   In consideration of the Services provided pursuant to this Agreement, each Party shall pay the other Party the rates by Destination and Codes set forth in Annex 2, Part 1, Annex 2, Part 2 or any other attachment hereto, as the case may be (the "Rates"), which Rates may be adjusted by the Party providing such services in the case of 1) an increase in Rates, upon seven (7) days notice to the other Party, and 2) a decrease in Rates, as well as submission of new rates, immediately upon notification.

        The Parties shall provide each other their respective mobile/cellular or city breakout destination codes and rates with the initial rate schedule or on an associated amendment. If the codes are not identified by a Party in its initial rate schedule or on an amendment, then the billing Party will invoice and the other Party will only pay the rate associated with the country or city code nearest to the mobile/cellular or city breakout code, which has been provided. The differential amount between the mobile/cellular or city breakout code and country/city will not be invoiced by the billing Party or paid by the other Party. KDDI-A's mobile/cellular and city breakout destination codes and rates shall, when deemed appropriate, prevail over customer's rates and codes.

        If there are specific countries, cities, or mobile/cellular destinations to which Customer does not want to carry traffic, and/or want if the Customer wants to modify the destination code(s), those destination codes must be provided to KDDI-A, at least five (5) days in advance with a written notification to delete such calls from routing. Whenever KDDI-A sends traffic to Customer, the herein referred to rates, in Annex 2, shall apply, notwithstanding, under no circumstances shall Customer invoice KDDI-A a rate higher then it's own current Least Cost Routing (LCR).

        5.2   Each Party shall provide a monthly invoice for the Services provided hereunder in accordance with the then current Rates at the end of each month. Such invoice will be based on the chargeable duration of the calls routed pursuant to this Agreement and rounded up to the nearest six (6) second increments, after the minimum thirty (30) second call duration. Notwithstanding the foregoing, the chargeable duration of each call to Mexico shall be rounded upward to the nearest sixty (60) second increment with a minimum duration of sixty (60) seconds. The invoice will include minutes by destination, total charges by destination and total amount due.

        5.3   The invoices shall be paper or electronic with summary pages. Backup CDR data, if requested, shall be included with every invoice to support invoiced amount, at no additional cost. Backup CDR data shall be provided on CD-ROM or electronic file format. Backup CDR data shall include all necessary data fields to tie all vendor-rating elements back to the invoice. Neither Party shall charge the other for Services provided more than 60 days prior to the invoice date.

        Backup CDR data preferred file format should be Comma delimited. The minimum field requirements to be included in the backup CDR data file are as follows:

    Call Start date
    Call Start time
    Call duration
    Duration
    Destinations

        Each Party shall provide thirty (30) days written notice to the other Party prior to making any changes to the initial or subsequent agreed upon backup CDR data or file format. In the event a Party fails to give the other Party such notice, thirty (30) days will be added to the current payment due date set forth herein.

        A transmittal file, indicating the number of records included in the corresponding backup CDR data file, or a header/trailer record at the beginning or end of the data file, is required to aid in validating all records are received. Monthly files must be discernable from daily files.

        5.4   All amounts due hereunder by either Party shall be payable to the other Party, via wired funds, in U.S. Dollars in immediately available funds within seven (7) days of the postmark date of the invoice. If the Customer in good faith disputes any invoiced amount, it shall submit to KDDI-A payment of the undisputed portion of the invoice within seven (7) days, as stated above, and then within thirty (30) days following the postmark date of such invoice written documentation identifying and supporting the minutes and/or rates which are under dispute and a reasonable explanation for the basis of such dispute. If KDDI-A in good faith disputes any invoiced amount, it shall submit to the Customer payment of the undisputed portion of the invoice, within seven (7) days, and then within thirty (30) days following the postmark date written documentation identifying and supporting the minutes and/or rates which are under dispute and a reasonable explanation for the basis of such dispute (the "Explanation").

        Customer acknowledges that it is able to and that it is reasonable to require Customer to dispute bills within the above stated timeframe, and Customer therefore irrevocably waives the right to dispute charges not disputed within the timeframe set forth above.

        The Parties shall investigate and resolve the dispute within thirty (30) days following the submission of the Explanation, and upon mutual agreement a credit against future invoices may be issued by the invoicing Party. Any amounts due hereunder that are not paid when due shall accrue interest at the rate of one and one-half percent (1.5%) per month or the maximum allowable by law, compounded daily, beginning with the day following the date on which the payment was due, and continuing until paid in full. Further, either Party shall have the right to set off any undisputed amounts due hereunder which are not paid when due against any amounts owed to the other Party under this agreement.

        5.5   Either Party reserves the right at any time to require the other Party to provide a security deposit, in the case of KDDI-A in the form of a corporate guarantee, and in the case of Customer in the form of an irrevocable standby letter of credit or any other form of credit acceptable to KDDI-A (the "Security") if: a) the other Party's financial circumstances or payment history is or becomes unacceptable to the providing Party; or b) there is a material change in circumstances of the other Party's actual or anticipated usage (including, but not limited, to traffic volume) of Services hereunder. If upon receipt of either Party's written request for Security, the other Party fails to comply with such request within forty-eight (48) hours of receipt of said written request for Security, then the Party requesting Security shall be authorized to immediately suspend the delivery of Service to the other Party and /or terminate this Agreement without further notice or demand.

        5.6   All rates and other charges due hereunder are exclusive of all applicable taxes, including value added tax, sales taxes, and duties or levies imposed by any authority, government or government agency (except income tax or other corporate taxes attributable to either Party), all of which shall be paid promptly when due, and each Party agrees to indemnify and hold the other harmless from any liability therefor.

        5.7   The Parties understand that neither Party has the ability to prevent fraudulent use of Service by third parties. Further, each Party shall be responsible for paying all usage of the Service hereunder, whether such usage was fraudulent or otherwise, i.e. claims of fraudulent usage, shall not constitute a valid basis for dispute of an Invoice.

        5.8   Notwithstanding anything contained herein to the contrary, either Party shall have the right to setoff any undisputed amounts due hereunder against any amounts owed to the other Party under this Agreement or under any other agreement, between KDDI-A and Customer, whenever the undisputed amount(s) becomes due hereunder. In the event the total Charges for services rendered by either Party are more than total charges for services rendered by the other Party, under all applicable agreements, then and after any setoffs, the respective Party will promptly make payment for such excess in accordance to the terms contained herein.

6.     TERMINATION

        6.1   Notwithstanding Section 2 above, the Parties reserves the absolute right to terminate this agreement at anytime, with or without cause, and without any penalties, immediately, in writing, via facsimile, overnight courier, or electronic mail.

        6.2   A Party's order and delivery of the Services may be discontinued: If a Party fails to pay a past due balance for Services (i) within three (3) business days after written notice from the billing Party respecting Services invoiced in arrears, or (ii) within seven (7) business days after written notice from the billing Party respecting Services invoiced in advance.

        6.3   In addition to the stated right and any other rights at law or in equity, and not withstanding Section 2 above, the Parties may suspend the delivery of Services and/or terminate this Agreement immediately in the event that either Party (i) fails to make any payment when due hereunder; (ii) becomes insolvent or bankrupt or ceases paying its debts generally as they mature; (iii) commits a breach of any of the terms of this Agreement and fails to remedy such breach within five (5) days after receipt of written notice thereof from either Party; or (iv) receives a determination by any governmental entity having jurisdiction over the Service provided under this Agreement that the relationship of the Parties and/or Services provided hereunder are contrary to then existing laws.

        6.4   In the event of any termination pursuant to this Section 6, the Parties shall pay to each other any Rates for Services rendered through and including the date of termination as well as any amounts due pursuant to any monthly or reoccurring fees the Parties incurred as a result of interconnection of the switch facilities.

        6.5   If Services have been discontinued by a Party and the other Party requests that Service be restored, the Party who discontinued the Services shall have the sole and absolute discretion to restore such Services. Nonrecurring charges may apply to restoration of Service.

7.     REMOVAL OF FACILITIES

        7.1   The parties agrees to allow each other to remove all Service relevant facilities from each other's premises:

    a)
    after termination of the Service in connection with which the facilities were used; and

    b)
    for repair, replacement or otherwise as the parties may determine is necessary, but the parties shall use reasonable efforts to minimize disruptions to the Service caused thereby.

        At the time of such removal, the facilities shall be in the same condition as when installed, normal wear and tear excepted. The parties shall reimburse each other for the depreciated cost of any facilities not in such condition.

        7.2   Notwithstanding, and in addition to, any other remedy stated herein, in the event a Party fails to pay any charges and/or fees, for the Services provided and as herein described, due and owing, upon a the billing Party's written notice to the other Party of its failure to pay when due and demand for the immediate payment thereof, the billing Party may at its sole discretion take any or all of the following actions: (i) prohibit the defaulting Party's access to any of its equipment on the billing Party's premises; (ii) terminate the Services to the defaulting Party as noted herein. In addition, the Parties hereby agree to grant the billing Party a Writ of Attachment as to any of its equipment and/or property on a billing Party's premises, should the other Party default by failing to pay any charges and/or fees due and owing, and does also hereby waive its right to a hearing, notice, and/or any bond which may issue as assurance for the issuance of such Writ of Attachment. The Writ of Attachment shall remain in full force and effect until Customer pays any and all outstanding charges and/or fees.

8.     LIMITATION OF LIABILITY

        8.1    Limited Liability.    THE PARTIES AGREE THAT THEIR fAFFILIATES, INCLUDING PARENTS AND SUBSIDIAIES, AND THE PARTIES' AND THEIR AFFILIATES' EMPLOYEES, OFFICERS OR DIRECTORS, SHALL HAVE NO LIABILITY UNDER THIS AGREEMENT. IN NO EVENT WILL EITHER PARTY HERETO BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL LOSSES OR DAMAGES, INCLUDING WITHOUT LIMITATION, LOSS OF REVENUE, LOSS OF CUSTOMERS OR CLIENTS, LOSS OF GOODWILL OR LOSS OF PROFITS ARISING IN ANY MANNER FROM THIS AGREEMENT AND THE PERFORMANCE OR NON-PERFORMANCE OF OBLIGATIONS HEREUNDER.

        THE LIABILITY OF EITHER PARTY WITH RESPECT TO THE INSTALLATION (INCLUDING DELAYS THEREOF), PROVISION, TERMINATION, MAINTENANCE, REPAIR, INTERRUPTION, OR RESTORATION OF ANY SERVICE OR FACILITIES OFFERED UNDER THIS AGREEMENT SHALL NOT EXCEED AN AMOUNT EQUAL TO THE CHARGE APPLICABLE UNDER THIS AGREEMENT TO THE PERIOD DURING WHICH SERVICES WERE AFFECTED. FOR THOSE SERVICES WITH MONTHLY RECURRING CHARGES, THE LIABILITY OF EITHER PARTY IS LIMITED TO AN AMOUNT EQUAL TO THE PROPORTIONATE MONTHLY RECURRING CHARGES FOR THE PERIOD DURING WHICH SERVICE WAS AFFECTED.

        8.2    General Indemnity.    In the event parties other than KDDI-A and Customer shall have use of the Service, then KDDI-A and Customer agree to forever indemnify and hold each other harmless from and against any and all claims, demands, suits, actions, losses, damages, assessments or payments which may be asserted by said parties arising out of or relating to any defect in the Service.

        8.3    Disclaimer of Warranties.    NEITHER PARTY MAKES ANY WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE, OR TITLE OR NON-INFRINGEMENT OF THIRD PARTY RIGHTS, EXCEPT THOSE EXPRESSLY SET FORTH HEREIN OR IN ANY APPLICABLE SERVICE LEVEL AGREEMENT.

9.     ASSIGNMENT & RESALE

        This Agreement may not be assigned or transferred by either Party without the prior written consent of the other Party; provided, however, that either Party may assign this Agreement to an affiliated entity, or to a successor in interest whether by merger, reorganization, or transfer of all or substantially all of its assets or otherwise. The effectiveness of any assignment shall be conditioned upon the assignee's written assumption of the rights, obligations and duties of the assigning Party.

10.   FORCE MAJEURE

        No failure or omission by either Party to carry out or observe any of the terms and conditions of this Agreement shall give rise to any claim against such Party or be deemed a breach of this Agreement if such failure or omission arises from an act of God or any other circumstances commonly known as force majeure, an act of Government, or any other cause beyond the reasonable control of such Party. The Party experiencing the force majeure event shall use reasonable efforts under the circumstances to avoid or remove such causes of nonperformance and shall proceed to perform with reasonable dispatch whenever such causes are removed or cease. Notwithstanding the foregoing, if a force majeure event results in an interruption of Service for more than ten (10) consecutive days, the affected Party may terminate the affected Services, or this Agreement, without liability for any early termination fee or charge.

11.   CONFIDENTIALITY

        11.1    Confidential Information.    The parties understand and agree that the terms and conditions of this Agreement, all documents referenced herein (including invoices for Service provided hereunder), communications between the parties regarding this Agreement or the Service to be provided hereunder (including price quotes for any Service proposed to be provided or actually provided hereunder), and all information regarding the customers of either party as well as such information relevant to any other agreement between the parties (collectively "Confidential Information"), are confidential between the parties.

        11.2    Limited Disclosure.    A party shall not disclose Confidential Information unless subject to discovery or disclosure pursuant to legal process, or to any other party other than the directors, officers, and employees of a party or agents of a party including their respective brokers, lenders, insurance carriers or prospective purchasers who have specifically agreed in writing to nondisclosure of the terms and conditions hereof. Any disclosure hereof required by legal process shall only be made after providing the non-disclosing party with notice thereof in order to permit the non-disclosing party to seek an appropriate protective order or exemption. Violation by a party or its agents of the foregoing provisions shall entitle the non-disclosing party, at its option, to obtain injunctive relief without a showing of irreparable harm or injury and without bond.

        11.3    Survival and Confidentiality.    The provisions of this 11 will be effective as of the date of this Agreement and remain in full force and effect for a period equal to the longer of: (i) two (2) years following the effective date of this Agreement; or (ii) two (2) years following the termination of all Service hereunder.

12.   NOTICE

        12.1 All notices, requests, or other communications hereunder shall be in writing, addressed to the Parties as follows, or to such other address as either Party shall designate by proper notice:

  If to CUSTOMER

    Address: Vistula USA, Inc.
    1925 Manor Grove Rd.
    Annapolis, Maryland 21401
    Telephone: 410-212-9305
    Facsimile: 44 20 7487 4401
    Email: ptackney@vistula.com

  If to KDDI-A

    375 Park Avenue, 7th Floor
    New York, NY 10152
    Attention: Wholesale Contract Administrator
    Telephone: 212-702-3720
    Facsimile: 212-702-3762
    Email: wsadmin@kddia.com

  With copy to:

    Account Director Name: Patrick Tackney
    Email address: ptackney@vistula.com

        12.2 Notices given by one Party to the other Party under this Agreement shall be in writing and shall be (a) delivered personally, (b) delivered by express delivery service, (c) mailed, certified mail or first class U.S. mail postage prepaid, return receipt requested or (d) delivered by telecopy, (e) always backed-up with supporting documentation. Notices will be deemed given as of the earlier of (i) the date of actual receipt, (ii) the next business day when notice is sent via express mail or personal delivery, (iii) three (3) business days after mailing in the case of first class or certified U.S. mail or (iv) on the date set forth on the confirmation in the case of telecopy.

        Furthermore, upon request of either party, the other parties shall provide a facsimile transmission receipt and/or email confirmation receipt, as proof of delivery, for all faxed and emailed rate amendment letters forwarded to the requesting party.

13.   DISPUTE RESOLUTION

        13.1 The Parties desire to resolve disputes arising out of or relating to this Agreement without litigation. Therefore, except for action seeking a temporary restraining order or an injunction relating to the purposes of this Agreement, or suit to compel compliance with this dispute resolution process, the Parties agree to use the following alternative dispute resolution procedures as the sole remedy with respect to any controversy or claim arising out of or relating to this Agreement or its breach.

        13.2 At the written request of either Party, each Party will appoint a knowledgeable representative to meet and negotiate in good faith to resolve any dispute arising out of or relating to this Agreement. The representatives shall have the discretion to determine the location, format, frequency and duration of their negotiations, and to utilize other alternative dispute resolution procedures such as mediation to assist in the negotiations. All discussions and correspondence among the representatives shall be treated as confidential information developed for the purposes of settlement, exempt from discovery, and shall not be admissible in the arbitration described below or in any lawsuit without the agreement of the Parties.

        13.3 If the negotiations do not resolve the dispute within sixty (60) days of the initial written request, the dispute shall be submitted to binding arbitration by a single arbitrator at the office of the American Arbitration Association ("AAA") located in New York City, New York. The arbitration shall be held in accordance with the AAA's Commercial Arbitration Rules, as may be applicable to the dispute. The cost of the arbitration, including the fees and expenses of the arbitrator(s), shall be shared equally by the parties unless the arbitration award provides otherwise. Each party shall bear the cost of preparing and presenting its case. The arbitrator(s) are not empowered to award damages in excess of compensatory damages and each Party irrevocably waives any damages in excess of compensatory damages. The Parties agree to undertake all reasonable steps to expedite the arbitration process. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.

14.   COMPLIANCE WITH LAWS

        14.1 The Parties shall not use the Services in any manner or for any purpose which constitutes a violation of the laws of the United States or the laws of any foreign jurisdiction in which the Services are being provided. Each Party agrees that it will acquire and maintain in full force and effect such approvals, consents, governmental and regulatory authorizations, licenses and permits as may be required to provide the Services.

        14.2 The Parties hereby acknowledge that this Agreement shall be subject to 211 of the Communications Act of 1934, as amended, and shall govern the provision of the Services to the other. The Parties also understand and agree that the terms and conditions hereof shall in all cases supersede any terms set forth in any of either Party's tariffs on file and then in effect with the Federal Communication Commission.

15.   MISCELLANEOUS

        15.1    Severability.    Any Section or any other provision of this Agreement which is or becomes illegal, invalid or unenforceable shall be severed here from and shall be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions hereof, which provisions shall remain in full force and effect.

        15.2    Waiver.    Failure of either Party to insist on performance of any term or condition of this Agreement or to exercise any right or privilege hereunder shall not be construed as a continuing or future waiver of such term, condition, right or privilege.

        15.3    Independent Contractor.    The relationship between the Parties shall be that of independent contractors, and nothing herein contained shall be deemed to constitute a partnership between them or a merger of their assets or their liabilities or undertakings. Neither Party shall have the right to bind the other party, except as expressly provided for herein.

        15.4    Governing Law.    This Agreement shall be governed by the laws of the State of New York, without reference to its principles of conflict of laws. Both parties irrevocably consent and submit to personal jurisdiction in the courts of the State of New York for all matters arising under this Agreement.

        15.5    Original Agreement.    This Agreement may be executed in multiple counterparts, each of which shall be deemed an original.

        15.6    Entire Agreement.    This Agreement represents the entire understanding between the Parties in relation to the matters herein and supersedes all previous agreements whether oral or written made between the parties in relation to the subject matter hereof. This Agreement may only be modified by a writing signed by authorized representatives of both Parties.

        15.7    Survival of Terms.    The terms and provisions contained in this Agreement that by their sense and context are intended to survive the performance thereof by the parties hereto shall so survive the completion of performance and termination of this Agreement, including, without limitation, provisions for indemnification and the making of any and all payments due hereunder.

        15.8    Heading.    Descriptive headings in this Agreement are for convenience only and shall not affect the construction of this agreement.

        15.9    Publicity.    This Agreement grants no right to use any party's or its affiliate's trademarks, service marks and/or trade names or to otherwise refer to the other party in any marketing, promotional or advertising materials or activities. Neither party shall issue any publication or press release relating to, or otherwise disclosing the existence of, or the terms and conditions of any contractual relationship between KDDI-A and the Customer, except as may be required by law.

        15.10    Industry Terms.    Words having well-known technical or trade meanings shall be so construed, and all listings of items shall not be taken to be exclusive, but shall include other items, whether similar or dissimilar to those listed, as the context reasonably requires.

        15.11    Rule of Construction.    No rule of construction requiring interpretation against the draftsman hereof shall apply in the interpretation of this Agreement.

        IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

KDDI America, Inc.	Customer
/s/ DAICHI NOZAKI Signature	/s/ MARK SCULLY Signature
Daichi Nozaki Name	Mark Scully Name
Senior Director Title	CEO Title
May 11, 2004 Date	April 15, 2004 Date

SCHEDULE OF ANNEXES

        THIS SCHEDULE OF ANNEXES is subject to the terms and conditions of the RECIPROCAL TELECOMMUNICATIONS SERVICES AGREEMENT entered into between KDDI America, Inc. (KDDI-A) and Vistula USA, Inc. ("CUSTOMER") dated this 15th of April, 2004.

ANNEX 1	Part1	KDDI-A Service Description
	Part2	Customer Service Description
ANNEX 2	Part1	KDDI-A Rates Schedule per destinations
	Part2	Customer Rate Schedule per destinations

ANNEX 1
Part 1 [KDDI-A VOICE CARRIER SERVICES]

        THIS ANNEX for domestic and international telecommunications services (VOICE CARRIER Services") is subject to the terms and conditions of the RECIPROCAL TELECOMMUNICATIONS SERVICES AGREEMENT entered into between KDDI AMERICA, INC. ("KDDI America") and Vistula USA, Inc. ("CUSTOMER") dated 15th day of April, 2004.

        A.    SERVICES.    KDDI-A will terminate domestic and international telecommunications traffic, which KDDI America has delivered to one of KDDI-A's interconnection locations in the United States to those domestic and international Destinations attached hereto.

        B.    PRICING.    The pricing for the Services is set forth by Destination and is attached hereto. The Services Pricing does not apply to mobile traffic unless specifically indicated. Mobile traffic pricing shall be separately quoted in writing on a case by case basis. The Parties reserve the right to unilaterally modify or amend any Services Pricing for any Destination and/or any Codes by providing seven (7) days prior written notice to the other Party. Pricing will be based on the chargeable duration of each call routed pursuant to this Agreement and rounded to the nearest the nearest six (6) second increments, after the minimum thirty (30) second call duration. Notwithstanding the foregoing, the chargeable duration of each call to Mexico shall be rounded upward to the nearest sixty (60) second increment with a minimum duration of sixty (60) seconds.

        C.    PAYMENT.    CUSTOMER shall make full payment on each KDDI-A invoice within five (5) days of the postmark date of the invoice.

  CREDIT LIMIT: TBD.

        D.    SECURITY DEPOSIT.    $ TBD in cash, irrevocable letter of credit or any other security acceptable to KDDI-A.

        E.    NOTICES.    Facsimile numbers and addresses (if different from caption):

    KDDI-A:        Fax (212) 702-3762        CUSTOMER:        Fax 44 20 7487 4001

        F.    SPECIAL CONDITIONS.

ANNEX 1
Part 2 [Customer VOICE CARRIER SERVICES]

        THIS ANNEX for domestic and international telecommunications services (VOICE CARRIER Services") is subject to the terms and conditions of the RECIPROCAL TELECOMMUNICATIONS SERVICES AGREEMENT entered into between KDDI AMERICA, INC. ("KDDI America") and Vistula USA, Inc. ("CUSTOMER") dated 15th day of April, 2004.

        A.    SERVICES.    CUSTOMER will terminate domestic and international telecommunications traffic, which CUSTOMER has delivered to one of CUSTOMER's interconnection locations in the United States to those domestic and international Destinations attached hereto.

        C.    PRICING.    The pricing for the Services is set forth by Destination and is attached hereto. The Services Pricing does not apply to mobile traffic unless specifically indicated. Mobile traffic pricing shall be separately quoted in writing on a case by case basis. The Parties reserves the right to unilaterally modify or amend any Services Pricing for any Destination and/or any Codes by providing seven (7) days prior written notice to the other Party. Pricing will be based on the chargeable duration of each call routed pursuant to this Agreement and rounded to the nearest the nearest six (6) second increments, after the minimum thirty (30) second call duration. Notwithstanding the foregoing, the chargeable duration of each call to Mexico shall be rounded upward to the nearest sixty (60) second increment with a minimum duration of sixty (60) seconds.

        C.    PAYMENT.    KDDI-A shall make full payment on each CUSTOMER invoice within five (5) days of the postmark date of the invoice.

  CREDIT LIMIT: TBD.

        D.    SECURITY DEPOSIT.    $0 in cash, irrevocable letter of credit or any other security acceptable to CUSTOMER.

        E.    NOTICES.    Facsimile numbers and addresses (if different from caption):

    KDDI-A:    Fax (212) 702-3762    CUSTOMER:        Fax 44 20 7487 4001

        F.    SPECIAL CONDITIONS.

ANNEX 2
Part 1 [KDDI-A Rate schedule per destinations]

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  Exhibit 10.19
Reciprocal International Carrier Service Agreement